Exhibit 99.1

PEPSICO ANNOUNCES THIRD QUARTER VOLUME GROWTH
FOR NORTH AMERICAN BEVERAGES IS ON-TARGET

PURCHASE, N.Y., Sept. 4, 2002 - PepsiCo announced today that third quarter volume growth for its total North American beverage business is expected to increase four to five percent, in line with company expectations.

“Our North American beverage business remains very much on-track, as evidenced by our third quarter volume growth,” said Gary Rodkin, President and CEO of PepsiCo Beverages & Foods North America.

PepsiCo's announcement was made in conjunction with a statement of revised volume guidance for the third quarter from its largest bottler, The Pepsi Bottling Group (PBG).K

PepsiCo's total volume growth of North American beverages differs from its bottlers for three principal reasons:

»	Timing differences in the quarterly reporting period.
»	PepsiCo's volume numbers reflect the results of Pepsi-Cola brands manufactured, sold and distributed by its bottlers.
»	PepsiCo's results also include the volume of brands sold outside of its bottling system. In addition to the volume represented by Pepsi-Cola brands, PepsiCo's total beverage results include Gatorade and Tropicana volumes for both the U.S. and Canada.

PepsiCo is one of the world’s largest food and beverage companies with annual revenues of $27 billion. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 15 brands that each generate $1 billion or more in annual retail sales.

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